SEPARATION AGREEMENT AND MUTUAL RELEASE


      This is an Agreement between Fort James Operating Company, its parent, affiliates, subsidiaries, predecessors, successors and assigns (collectively "Fort James" or the "Company") and Michael T. Riordan ("Riordan").

      A. Riordan has been employed by Fort James as President and Chief Operating Officer under his Amended and Restated Employment Agreement dated as of June 26, 1997 (the "Employment Agreement") and wishes to resign that employment. Fort James and Riordan have agreed on the terms under which he will terminate his employment with the Company. The parties desire to resolve matters involving Riordan's employment, the Employment Agreement and Riordan's separation from employment with Fort James. For purposes of interpreting the Employment Agreement or any other applicable plan, arrangement or agreement between Riordan and the Company including, without limitation, any retirement, pension, management equity, stock option or restricted stock plan or agreement, Riordan will be considered to have been terminated by Fort James other than for "cause".

      B. Riordan and Fort James further desire to settle, resolve and release any and all existing or potential claims, controversies, differences, disputes or disagreements, known or unknown, that Riordan or Fort James may have against the other.

      C. Fort James also desires to provide Riordan with additional compensation and benefits in return for Riordan agreeing to be bound by certain covenants, as described below.

      THEREFORE, in consideration of the above premises and the mutual covenants and promises contained herein, Riordan and Fort James agree as follows:

            1. TERMINATION OF EMPLOYMENT. Riordan agrees to voluntarily terminate his employment effective at the close of business on August 14, 1998 (his "Date of Termination"). He will be paid all of his regular compensation and benefits through that date. His last day of work and responsibilities shall be August 14, 1998.

            2. SEVERANCE PAYMENT. Fort James shall pay Riordan in a lump sum, the amount of $4,575,000 representing three (3) times the sum of (i) his current base salary and (ii) his 1997 Management Incentive Bonus, less authorized deductions and deductions for required taxes.

            3. ADDITIONAL BONUS PAYMENT. Fort James shall pay Riordan $511,500 in a lump sum, an amount representing the equivalent of a pro-rata bonus for his 1998 service under the 1998 Management Incentive Plan which payment shall be in lieu of any other bonus for the 1998 fiscal year which Riordan shall expressly waive and elect not to accept in this Agreement.

             4. PENSION, SERP AND OTHER BENEFITS.

                  (a) Fort James shall pay Riordan $3,755,234.71 in a lump sum in settlement of Riordan's right to receive the retirement plan payments described in Sections 2(b)(iv) and 4(a)(i)(C) of the Employment Agreement and the balance of his Fort Howard SERP.

                  (b) All Company provided medical, prescription and dental coverage, life insurance, accidental death and dismemberment and long term disability and any other welfare benefits shall be provided to Riordan and members of his family for three (3) years (or such longer period as may be provided by the applicable plan, program, practice or policy) following his Date of Termination, to the extent, and on the terms, provided in Section 4(a)(iii) of his Employment Agreement. In addition, thereafter for the remainder of Riordan's life and, if Riordan predeceases his spouse, for the remainder of his spouse's life, the Company will continue to provide him, his wife and any eligible children with healthcare and dental benefits under the Company's healthcare and dental plans on the same terms and conditions as are applicable to active senior executive officers of the Company (with a Medicare offset commencing at age 65, if required by such plan), except for any period during which Riordan and his family receive such benefits through another employer, during which time Fort James' benefits will be coordinated and secondary only. Riordan shall pay the Company the applicable premium on such healthcare and dental plans as other executive officers pay.

                  (c) Riordan is the owner of 100,000 restricted shares and 50,000 performance shares issued pursuant to the Company's Amended and Restated 1996 Stock Incentive Plan (the "Plan"). Effective June 30, 1998, the 100,000 restricted shares and 50,000 performance shares shall vest. In lieu of delivering the actual shares to Riordan, the Company and Riordan agree that the Company will calculate the average of the high and low price (the "Average Price") for the Common Stock of the Company on August 14, 1998, multiply the Average Price times 150,000 and pay such amount to Riordan by August 21, 1998, in lieu of issuing the shares. In addition, the Company shall pay Riordan, at the same time as the payment in the preceding sentence, $30,000, representing the dividends accrued on the 50,000 performance shares.

                  (d) Riordan's existing stock options granted in 1995, 1996, 1997 and 1998, as listed in Exhibit A hereto (the "Amended Options"), shall be amended effective August 14, 1998 as set forth in Exhibit A. Riordan agrees not to exercise any of his Amended Options before August 14, 1999, except that this condition shall lapse and be of no further force and effect should either of the following events occur:

                      (i) Miles L. Marsh ceases to be Chief Executive Officer of the Company or

                      (ii)  a change of control (within the meaning of the 1996
                            Plan) occurs.

                  (e) Attached as Exhibit B is a list of Riordan's other stock options originally granted by Fort Howard Corporation, including the applicable number of shares, date of grant, exercise price and exercise period following the Date of Termination. Nothing herein shall forfeit or otherwise affect the terms and conditions of such options.

                  (f) Nothing herein shall forfeit or otherwise affect Riordan's right to vested benefits under the Fort Howard 401(k) Plan.

                  (g) Riordan shall receive $78,975.79 in a lump sum, being the cash equivalent amount equal to three (3) years of benefits for mortgage buydown, financial planning and tax preparation and company automobile maintenance and insurance following the Date of Termination. In addition, the Company will continue to pay for three (3) years following the Date of Termination the premiums for Riordan's split dollar insurance.

                  (h) Riordan shall receive $7500, this amount to be grossed up for applicable taxes to provide for his second year of country club dues in Chicago.

                  (i) The Company agrees to pay the reasonable legal fees and expenses of Shearman & Sterling in connection with their advice to Riordan.

                  (j) All payments referred to herein are gross payments from which Fort James may withhold legal and authorized amounts for payment to taxing authorities as required by law.

            5. METHOD OF PAYMENT. All cash payments required by this Agreement shall be made by wire transfer to Riordan's account or accounts which he shall designate in writing to the Company's Senior Vice President, General Counsel. Such transfers shall be authorized and released in advance so as to arrive in Riordan's account(s) by August 21, 1998, the "Payment Date".

            6. COMPANY CAR. Fort James agrees to transfer to Riordan no later than September 15, 1998, the certificate of title to the automobile previously provided him for his personal and business use. Riordan acknowledges that after transfer of the title to the car to him, Fort James will no longer be responsible for providing insurance or maintenance for the vehicle in any manner and he shall be responsible for all costs associated with the vehicle from that date forward.

             7.    GENERAL RELEASE.

                  (a) In consideration of all payments due him hereunder or under the Employment Agreement, Riordan hereby agrees, for himself, his successors, heirs, representatives, executors, agents and assigns, to release and forever discharge Fort James, including its affiliates, subsidiaries, parents, predecessors, successors and assigns and their respective directors, officers, employees and agents thereof from any and all claims, actions and causes of action of every kind and character whatsoever, known or unknown, suspected or unsuspected (collectively, "Claims"), which he has ever had or may have against Fort James arising out of (x) Riordan's employment or termination of employment with Fort James or (y) any event, condition or circumstance that existed or arose on or prior to the Date of Termination. Riordan acknowledges that this Release includes any and all Claims whether in contract or in tort, Claims that may be brought on his behalf by others, Claims brought before any court or administrative agency, or Claims under any national, federal, state or local statute or ordinance, including any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other law. The foregoing release will not apply to the obligations of the Company under this Separation Agreement and Mutual Release and the Sections of the Employment Agreement referred to herein.

                  (b) Fort James, including its affiliates, subsidiaries, parents, predecessors, successors and assigns and their respective directors, officers, employees and agents thereof hereby release and forever discharge Riordan, his successors, heirs, representatives, executors, agents and assigns from any and all Claims, which it has ever had or may have against Riordan or any of the foregoing persons, arising out of (x) Riordan's employment or termination of employment with Fort James or (y) any event, condition or circumstance that existed or arose on or prior to the Date of Termination. The foregoing release will not apply to Riordan's obligations under this Separation Agreement and Mutual Release. Fort James acknowledges that this Release includes all Claims whether in contract or in tort, Claims that may be brought on its behalf by others, Claims brought before any court or administrative agency, or Claims under any national, federal, state or local statute or ordinance.

            8. SPECIAL RELEASE NOTIFICATION. This Mutual Release includes a release of all claims under the Age Discrimination in Employment Act, ("ADEA"), and, therefore, pursuant to the requirements of the ADEA, Riordan acknowledges that he has been advised (1) that this Release includes but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release, but does not waive rights or claims that may arise after the date of execution; (2) to consult with an attorney or other advisor of his choosing concerning his rights and obligations under this Release; (3) to fully consider this Release before executing it, and that he has been offered at least twenty-one (21) days to do so; (4) that this Release shall become effective and enforceable seven (7) days following execution of this Separation Agreement, during which seven (7) day period Riordan understands that he may revoke his acceptance of this Separation Agreement and Mutual Release by delivering written notice to Clifford A. Cutchins, IV, Senior Vice President and General Counsel, Fort James Corporation, 1650 West Lake Cook Road, Deerfield, Illinois 60015.

            9.    POST EMPLOYMENT RESTRICTIONS, OBLIGATIONS

                  (a) Riordan agrees to comply with the confidentiality covenant set forth in Section 5(a) of the Employment Agreement.

                  (b) In return for the extension of the time to exercise his Amended Options, Riordan agrees, in order to protect the Company's goodwill, trade secrets and confidential information, not to engage in competitive activities on behalf of a competitive business (as such terms are defined below) for a period of two (2) years following the Date of Termination without first obtaining written permission from either the Senior Vice President and General Counsel or the Senior Vice President, Human Resources, which shall not be unnecessarily withheld or delayed. "Engage in competitive activities" means rendering services or being involved directly or indirectly in any way or in any capacity whether as an officer, director, employee, agent, owner, shareholder or consultant (excluding ownership of less than 5% of the stock of a publicly traded company), in the manufacture or development of any towel or tissue products of the type manufactured by Fort James (the "Covered Products"). A "competitive business" means Procter & Gamble, Kimberly Clark, Georgia Pacific or Chesapeake (including Wisconsin Tissue). Riordan acknowledges that products of the Company are sold throughout North America and Western Europe. Accordingly, the geographic area covered by this restraint shall be any county, city, town, province or comparable unit of local government where the Covered Products are manufactured, marketed or sold by the Company. The parties agree that this non-compete provision supersedes all prior agreements between them on this subject including, without limitation, any provisions in the Employment Agreement or in any management equity, stock option or restricted stock plan or agreement of the Company.

                  (c) Riordan agrees for a period of two (2) years following the Date of Termination not to solicit directly or through any other person acting at Riordan's direction, for employment or hire any of the current Executive Vice Presidents or Senior Vice Presidents of Fort James or its affiliates without the written consent of the Senior Vice President, Human Resources for the Company, which shall not be unreasonably withheld or delayed. Further, Riordan agrees that if any such Fort James employee approaches him for employment, he will refer them to the appropriate hiring official of his employer and will have no involvement in the hiring of such employee.

                  (d) Riordan agrees that as President and Chief Operating Officer of the Company, he possesses intimate knowledge about the Company's business, business plans and other confidential or propriety information. He also agrees that these restrictions are reasonable and necessary to protect the Company's business and in consideration of the substantial benefits provided him hereunder. If Riordan materially violates any of his material obligations under this Section 9 and after written notice from the Company within seven (7) days fails to cure his violation, then the Amended Options shall be exercisable only for a period of 90 days following the end of such seven day period (and any restrictions against exercising any of the Amended Options prior to August 14, 1999, if still applicable, shall lapse). Riordan agrees that the Company will be irreparably harmed and will be entitled to immediate injunctive relief in the event of such breach in addition to any other monetary remedies.

                  (e) Riordan also agrees to reasonably cooperate in the future to the extent he is needed by the Company as a witness in any litigation and in any transition matters related to his departure taking into account Riordan's other commitments. The Company will reimburse Riordan for any reasonable out-of-pocket expenses he incurs in connection with his compliance with this
Section 9(e).

            10. INDEMNITY. Fort James agrees to continue to indemnify and save Riordan harmless from all claims, actions, omissions and liabilities which may arise in connection with his performance of his duties as an employee, officer, agent or director of the Company. Such indemnification shall be to the same extent as its indemnification of active executives of equal rank to Riordan (prior to the Date of Termination) but shall relate only to Riordan's alleged actions or failure to act during the period in which he was employed by or served as an officer, agent or director of the Company. In the event that the State of Wisconsin imposes any tax liability on Riordan for any taxable period (or portion thereof) after August 14, 1997 with respect to any compensation or benefits provided by the Company, and Riordan also incurs a tax liability to the State of Illinois (or other state to which Riordan has relocated other than Wisconsin) with respect to all or any portion of such compensation or benefits, the Company shall indemnify and hold Riordan harmless, on an after-tax basis (taking into account all resulting Federal and State tax consequences), with respect to (i) Riordan's tax liability to the State of Illinois (or such other state), (ii) Riordan's liability for any penalties or interest due to the State of Wisconsin with respect to any compensation or benefits provided by the Company and (iii) any reasonable attorney's and/or accountant's fees Riordan may incur. Fort James also agrees to indemnify and hold Riordan harmless on an after-tax basis, for any reasonable tax preparation fees with respect thereto.

            11. RESIGNATION. By his signature hereto, as of the Date of Termination Riordan hereby resigns his position as President and Chief Operating Officer, as a director of Fort James Corporation and any and all other positions with the Company, its subsidiaries, its parent and its affiliates.

            12. OPTIONS. The Company agrees that Riordan may exercise his stock options in the same manner that would have been available to him as an active employee of the Company.

            13. CERTAIN CONTINUING PROVISIONS. Sections 6, 7 and 8 of the Employment Agreement shall continue in full force and effect in accordance with their terms, and such Sections of the Employment Agreement are incorporated herein by reference as if such Sections were set forth herein in full.

            14. ENTIRE AGREEMENT. Riordan understands and agrees that all terms of this Separation Agreement and Mutual Release are contractual and are not a mere recital. The parties represent and warrant that in negotiating and executing this Separation Agreement and Mutual Release, each have had an opportunity to consult with legal counsel or other representatives of their own choosing concerning the meaning and effect of each term or provision hereof, and that there are no representations, promises or agreements other than those specifically referred to or set forth in writing herein.

                  The parties represent and warrant that they have read this Separation Agreement and Mutual Release in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it is a final and legal binding settlement and release of all claims Riordan and/or Fort James may have.

            15. SEVERABILITY. If any portions of this Separation Agreement and Mutual Release are void or deemed unenforceable for any reason, the unenforceable portions shall be deemed severed from the remaining portions of this Agreement which shall otherwise remain in full force and effect.

            16. NO WAIVER. The decision of either party not to assert a claim for breach of the Agreement shall not be construed as a waiver of that or any subsequent breach which might occur.

            17. CORPORATE AUTHORITY. The officer executing this Agreement on behalf of Fort James represents that he has full corporate authority to do so and to bind the Company, its parents, affiliates, subsidiaries, predecessors, successors and assigns.

            18. GOVERNING LAW. This Agreement shall be governed and construed according to the laws of the Commonwealth of Virginia.

            IN WITNESS WHEREOF, the parties have affixed their signatures:






Date  6-25-98                             /s/ Michael T. Riordan
    ----------                            ----------------------
                                          Michael T. Riordan





                                          FORT JAMES OPERATING COMPANY


Date  6-22-98                             By: /s/ Daniel J. Girvan
    ----------                                --------------------
                                                Daniel J. Girvan
                                                Senior Vice President

                                                                      Exhibit A

                             FORT JAMES CORPORATION

                           AMENDMENT TO STOCK OPTIONS

     FORT JAMES CORPORATION (the "Company") and Michael.T. Riordan (the "Participant") hereby agree to this Amendment to Stock Options as of August 14, 1998.

     WHEREAS, the Participant has been granted certain options to acquire shares of common stock of the Company ("Company Stock") which are listed below.

     WHEREAS, in connection with the Participant's termination of employment, the Company and the Participant wish to modify certain terms of such options.

     WHEREAS, the terms of this Amendment to Stock Options have been approved by the Compensation Committee of Fort James Corporation (the "Committee").

     THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter, the Company and the Participant agree as follows:

     1. In addition to any portion that has previously vested, the options granted to the Participant on December 6, 1995 for 137,500 shares at $14.36, on December 9, 1996 for 171,875 shares at $20.18, on
         August 13, 1997 for 250,000 shares at $43.05, and on January 6, 1998 for 80,000 shares at $37.25 (collectively, the "Amended Options") shall be fully vested as of August 14, 1998.

     2. Except as provided in paragraph 3, the Amended Options may be exercised at any time on or after August 14, 1999 and before August 14, 2004. To the extent not previously exercised, the Amended Options shall expire and cease to be exercisable on August 14, 2004.

     3. The limits on exercise of the Amended Options until August 14, 1999 contained in Section 4(d) (as modified by Section 9(d)) of the Separation Agreement and Mutual Release between the Participant and Fort James Operating Company are incorporated into this Agreement to Stock Options.

     4. Any provisions of the Amended Options relating to the time for vesting or the period to exercise the Amended Options are superseded by this Amendment to Stock Options, including provisions requiring the continuing employment of the Participant or measuring periods to exercise the Amended Options based on termination of employment by the Participant.

     5. To the extent not specifically amended by the provisions of this Amendment to Stock Options, the terms and conditions of the Amended Options shall continue to apply.

     6.  If the Participant dies before an Amended Option expires as provided in
         Section 2, all of the Amended Options that he held at the time of his death (without regard to whether it has become exercisable pursuant to Section 3) may be exercised by the personal representative of his estate. The Amended Options may be exercised at any time until the expiration date of the Amended Options as provided in Section 2.

     7. Any notice to be given under the terms of this Amendment to Stock Options shall be addressed to Fort James Corporation, Corporate Secretary, P.O. Box 89, Deerfield, Illinois 60015, and any notice to be given to the Participant or to his personal representative shall be addressed to him at the last address on the records of the Company or at such other address as either party may hereafter designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

      IN WITNESS WHEREOF, the Company and the Participant have caused this Amendment to Stock Options to be signed, as of the dates below.


                                FORT JAMES CORPORATION

Date    6-25-98                 By /s/ Miles L. Marsh
                                   -------------
                                   Chairman of the Board and CEO

                                MICHAEL T. RIORDAN

Date    6-25-98                 Signature /s/ Michael T. Riordan
                                          ----------------------
                                          Michael T. Riordan

                                                                       Exhibit B

                                                  Fort James Other Stock Options
                                                  Held by Michael T. Riordan


                                 Other Options


Grant           Grant Type      Options         Options         Option          Expiration              Options
Date                            Granted       Outstanding        Price              Date                 Vested
----------------------------------------------------------------------------------------------------------------
6/27/1990      Non-Qualified     17,875        17,875           $13.42           6/27/2000               17,875
4/30/1991      Non-Qualified     44,688        44,688           $13.42           4/30/2001               44,688
4/30/1993      Non-Qualified     67,031        67,031           $13.42           4/30/2003               67,031
